                                                                    EXHIBIT 11.1



             STATEMENT REGARDING COMPUTATION OF PER-SHARE NET LOSS



                                                YEAR ENDED                  THREE MONTHS ENDED
                                               DECEMBER 31,                      MARCH 31,
                                        ---------------------------     ---------------------------
                                           1994            1995            1995            1996
                                        -----------     -----------     -----------     -----------
                                                (PRO FORMA)             (PRO FORMA)
Average shares outstanding............    3,778,428(A)    4,982,913(A)    4,055,567(A)    7,350,441
Net effect of anti-dilutive stock and
  stock options and warrants(B).......      873,188         514,438         873,188              --
                                        -----------     -----------     -----------     -----------
Total.................................    4,651,616       5,497,351       4,928,755       7,305,441
                                         ==========      ==========      ==========      ==========
Net Loss..............................  $(6,052,570)    $(4,985,861)    $(1,185,049)    $(1,177,112)
                                         ==========      ==========      ==========      ==========
Per-share amount......................       $(1.30)         $(0.91)         $(0.24)         $(0.16)


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(A) Assumes conversion of Preferred Stock into shares of Common Stock as if they had been converted on the original date of issuance, except for Preferred Stock issued within the twelve-month period preceding the filing of the Company's initial public offering, which is treated as outstanding for all periods prior to June 30, 1995, the latest period presented in the initial public offering. See (B).



(B) Stock and stock options and warrants issued or granted within a twelve-month period preceding the filing of the Company's initial public offering are treated as outstanding for all periods prior to June 30, 1995. Subsequent to June 30, 1995 stock options and warrants are excluded as their effect is anti-dilutive.